Exhibit 99.2

CYS Investments, Inc. Announces Completion of Management Internalization

NEW YORK—(BUSINESS WIRE)—September 1, 2011—CYS Investments, Inc. (NYSE: CYS) (the “Company”) today announced that it has completed the acquisition of certain assets and entered into agreements to internalize the Company’s management (the “Internalization”) as contemplated by the Company’s July 20, 2011 press release. The Company previously had been managed by Cypress Sharpridge Advisors LLC (the “Manager”) pursuant to a management agreement (the “Management Agreement”). The Manager had entered into sub-advisory agreements with Sharpridge Capital Management, L.P. (“Sharpridge”) and an affiliate of The Cypress Group, pursuant to which the Manager was provided with all of the resources and assets used to operate the Company’s business and manage the Company’s assets (the “Assets”). In connection with the completion of the Internalization, the Management Agreement, sub-advisory agreements and other ancillary agreements related thereto were terminated without the payment of any termination fee.

Under the terms of the Asset Purchase and Sale Agreement entered into to complete the Internalization, the Company acquired the Assets from Sharpridge for a purchase price of $750,000 in cash at closing.

The Company also entered into employment agreements with its current Chief Executive Officer and President, Kevin E. Grant, as Chief Executive Officer, President and Chief Investment Officer, its current Chief Financial Officer and Treasurer, Frances R. Spark, as Chief Financial Officer and Treasurer, its current Chief Operating Officer, Richard E. Cleary, as Chief Operating Officer and Assistant Secretary, and its current Secretary, Thomas A. Rosenbloom, as Executive Vice President of Business Development, General Counsel and Secretary. In connection with the execution of Mr. Grant’s employment agreement, Mr. Grant received 150,000 shares of restricted stock on September 1, 2011 that will vest ratably over a five year vesting period, with one-fifth of the shares vesting on each of the first five anniversary dates of the grant date. In addition, the Company accelerated the vesting of all of Mr. Grant’s outstanding shares of restricted stock issued prior to September 1, 2011, so that all such shares were vested and non-forfeitable on August 31, 2011, immediately prior to the completion of the Internalization. Additionally, all other current employees of Sharpridge have been hired by the Company.

In connection with the Internalization, the Company has changed its name from “Cypress Sharpridge Investments, Inc.” to “CYS Investments, Inc.” and began trading under this name on September 1, 2011. The Company’s ticker symbol on the New York Stock Exchange remains “CYS.”

About CYS Investments, Inc.

CYS Investments, Inc. is a specialty finance company that invests on a leveraged basis in residential mortgage pass-through securities for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. CYS Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

CYS Investments, Inc.

Richard E. Cleary, (617)-639-0440

Chief Operating Officer